Exhibit 99.1

Form 4 Joint Filer Information

Name:	Ralston, Roger
Address:	21218 Saint Andrews
Boca Raton, Florida 33304

Designated Filer:	Roger Ralston

Issuer and Ticker Symbol:	Directview Holdings Inc. (DIRV)

Date of Event Requiring Statement:	May 11, 2010

Signature	Regal Capital Group, LLC
By: /s/ Roger Ralston
Roger Ralston, Manager